SUB-ITEM 77Q2 Section 16(a) Beneficial Ownership Reporting Compliance

Section 30(f) of the Investment Company Act of 1940 and Section 16(a) of the Securities Exchange Act of 1934 require that the directors and officers of The First Israel Fund, Inc. (the "Fund") and persons who own more than ten percent of the Fund's shares file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of shares of the Fund. Specific due dates have been established and the Fund is required to disclose any failure to file by the specific due dates. To the Fund's knowledge, in the fiscal year ending September 30, 2002, the following required reports set forth below were filed late or not filed with respect to the directors of the Fund. To the Fund's knowledge, in each case, the reports relate to acquisitions of shares of the Fund made by the Fund's transfer agent in the open market pursuant to the Fund's policy to partially compensate Independent Directors of the Fund in such shares.

a) Steven N. Rappaport: A Form 4 was filed on August 20, 2002 in connection with the acquisition of a total of 8.429 shares in two separate transactions on June 26, 2002. A Form 5 was filed for Mr. Rappaport on February 11, 2002 to report the acquisition of 117.67 shares on December 24, 2001, 110.37 shares on July 18, 2001 and 185.06 shares on January 29, 2001;
b) George W. Landau: A Form 4 was filed on August 29, 2002 in connection with the acquisition of a total of 8.461 shares in two separate transactions on June 26, 2002. A Form 5 was filed for Mr. Landau on February 11, 2002 to report the acquisition of 117.67 shares on December 24, 2001, 110.37 shares on July 18, 2001 and 186.65 shares on February 20, 2001;
c) Jonathan Lubell: A Form 4 was filed on August 12, 2002 in connection with the acquisition of a total of 8.479 shares in two separate transactions on June 26, 2002. A Form 5 was filed for Mr. Lubell on February 11, 2002 to report the acquisition of 117.76 shares on December 24, 2001, 110.37 shares on July 18, 2001 and 187.50 shares on February 5,
2001; and
d) Dr. Enrique Arzac: A Form 4 was filed on August 29, 2002 in connection with the acquisition of a total 8.479 shares in two separate transactions on June 26, 2002. A Form 5 was filed on February 11, 2002 to report the acquisition of 117.67 shares on December 24, 2001, 110.37 shares on July 18, 2001, and 187.50 shares on February 5, 2001.

To the Fund's knowledge, in the fiscal years ending
September 30, 2001, 2000, 1997 and 1996 fiscal years, the required reports set forth below were filed late or not filed with respect to the following directors and officers of the Fund.

a) James P. McCaughan: Mr. McCaughan, who resigned as a director from the Fund on February 22, 2002, failed to file a Form 3 reporting his acquisition of 2,000 shares on March 29, 2001;
b) Dr. Enrique Arzac:  A Form 3 was filed for Dr. Arzac on
February 28, 1996 in connection with the acquisition of 200 shares on February 13, 1996;
c) William Priest: A Form 4 was filed on January 17, 2001 in connection with the disposition of 500 shares of the Fund on November 17, 2000; and
d) Hal Liebes: A Form 3 was filed on September 9, 1997 in connection with his appointment as Senior Vice
President of the Fund on August 1, 1997.

In making this disclosure, the Fund has relied on copies of reports that were furnished to it and written representations of its directors and officers.